EXHIBIT 2


                           DISPLAY TECHNOLOGIES, INC.

                       PROPOSED TERMS OF RJCP/RENAISSANCE
                       ----------------------------------
                          GUARANTEE OF SOUTHTRUST DEBT
                          ----------------------------


Amount:                      $1,750,000 of SouthTrust debt on Remaining
                             Businesses.

Guarantors:                  Raymond James Capital Partners, L.P. ("RJCP") -
                             $1,500,000; Renaissance Entity ("Renaissance")
                             - $250,000 (Collectively, the "Guarantors")

Structure:                   All businesses but Ad Art will be segregated in a
                             modified credit agreement which will insulate the remaining businesses (the "Remaining Businesses") from the disposition of Ad Art. The Guarantors must be satisfied that there are no potential claims against the Remaining Businesses from the creditors of Ad Art.

Priority:                    Guarantees will be released when SouthTrust debt on
                             Remaining Businesses is repaid. Guarantee will be reduced as follows: (a) up to $500,000 released as assets in Pool A are liquidated ($0.33 to release guarantee out of each $1.00 of assets sold until limit is reached); (b) up to $500,000 released as assets in Pool B are liquidated ($0.50 to release guarantee out of each $1.00 of assets sold until limit is reached). Pool A will include Ad Art assets not in the borrowing base including
                             University of Houston, LED TV, Dayton Dragons,
                             Holland Tunnel, Flash Electronics, etc. Pool B will include Remaining Businesses assets such as
                             (i) receivables over 60 days, (ii) LaMan, and (iii)
                             Roseville sign. Of each $1.00 in cash received from Pool B assets, $0.50 will be used to repay
                             SouthTrust debt and $0.50 will be retained in the Remaining Businesses as operating capital.

Capital Structure:           Total senior debt (includes SouthTrust revolver,
                             L/C and term loan plus BB&T and First Union notes) associated with the Remaining Businesses will not exceed $10.3 million, including $1.75 million advance to bring payables current which will be guaranteed by RJCP and Renaissance.

Contingent Note:             DTEK will issue a contingent note to the Guarantors
                             evidencing the obligations of DTEK to the Guarantors for the guarantee amount.

Other Conditions:            DTEK will have 6 months to meet certain financial
                             ratios.



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Preferred Stock and
Subordinated Debt
Conversion Prices:           Conversion prices will be reduced to $2.00 per
                             share.

Warrants:                    2,575,000 @ $0.125 per share to RJCP.
                             425,000 @ $0.125 per share to Renaissance.

Options: 2,000,000 @ $0.125 per share for management post closing.

Preferred Stock
Liquidation Preference:      Modified such that $2.5 million of preferred stock
                             will be pari passu with subordinated debt.

Dividends:                   Subordinated debt and preferred stock will accrue
                             dividends for 6 months.

Resignation of Directors:    All but Grant and Bell.

Resignation of DTEK
Officers:                    Brandner, Harris, Stewart, Long.
                             Severance terms as follows:
                                  Bradner, Harris - six months at 50% of base
                                                  Payment equal to 50% of above
                                                  if forbearance agreement
                                                  extended for 6 months

                                  Long - 1-2 months at 100%
                             Mel Stewart will enter into 1 year employment agreement with JM Stewart at 50% of current base Mutual release from claims, non-compete, no disparaging remarks, etc.

New Board Members:           Downing, Pecora, Pearson.

Counsel Fees:                DTEK will pay the fees of counsel for the
                             Guarantors.

Closing: As soon as possible but no later than December 31, 2000.